FIRST AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT FOR

LVIP BLENDED MID CAP MANAGED VOLATILITY FUND

WHEREAS, LINCOLN INVESTMENT ADVISORS CORPORATION (“Adviser”) and T. ROWE PRICE ASSOCIATES, INC. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of February 8, 2016, relating to the investment management of a portion of the LVIP Blended Mid Cap Managed Volatility Fund (the “Fund”) and side letter dated February 3, 2016 related to the calculation of the compensation of the Sub-Adviser;

WHEREAS, the Adviser and the Sub-Adviser desire to rescind the side letter and amend Schedule A of the Agreement; and

WHEREAS, Section 5 of the Agreement permits the Agreement to be amended by the parties;

NOW THEREFORE, IT IS AGREED THAT:

1.          Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.          Schedule A of the Agreement is deleted and replaced in its entirety with the attached Schedule A as of March 7, 2016.

3.          The side letter dated February 3, 2016 related to the calculation of the compensation of the Sub-Adviser is rescinded as of March 7, 2016.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of March 8, 2016.

LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Kevin J. Adamson
Name: Kevin J. Adamson
Title: President

T. ROWE PRICE ASSOCIATES, INC.

By: /s/ Savonne Ferguson
Name: Savonne Ferguson
Title: Vice President

SCHEDULE A

Fee Schedule*

The Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]